Exhibit 99.3

President Employment Term Sheet

This term sheet summarizes the principal terms and conditions of the proposed employment of Donna N. Colaco (“Executive”) by Pier 1 Imports, Inc., through its subsidiary, Pier 1 Services Company (together, the “Company”), as its President effective upon the close of business, November 4, 2019.

Position	President
Office Location	Company Headquarters, Fort Worth, Texas
Duties and Reporting Relationship	Duties commensurate with position description; reports to Chief Executive Officer
Base Salary	$800,000 per year, subject to annual review by the Compensation Committee.
Promotion Bonus

$400,000 payable immediately; subject to clawback in the event Executive terminates her employment with the Company without Good Reason or is terminated for Cause (each as defined in the Executive Agreement referenced below) in either case within 12 months following the promotion date pursuant to the Promotion Bonus Repayment Agreement.

Annual Short-Term Incentive

Participation in the Company’s annual cash incentive program with a target opportunity of 125% of base salary, prorated based on commencement of employment through the remainder of FY20 (2/29/20), and then in FY21 and future years at a level commensurate with other senior officers, in each case as determined annually by the Compensation Committee in a manner consistent with other senior officers.

Initial Time-Vesting Stock Award	No change from initial hire
Annual Long-Term Incentive	No change from initial hire
Future Equity Awards	No change from initial hire

Executive Agreement	No change from initial hire
Non-Compete, Non- Solicitation and Non- Disclosure	No change from initial hire
Group Insurance Plan	No change from initial hire
Stock Purchase Plan	No change from initial hire
Deferred Compensation Plan	No change from initial hire
40l(k) Retirement Plan	No change from initial hire
Relocation	No change from initial hire
Vacation	No change from initial hire
Merchandise Discount	No change from initial hire